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                                                                    EXHIBIT 99.4

                            SECOND AMENDMENT TO THE
                   CNA SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The CNA SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, as restated by CNA Financial Corporation effective January 1, 2003, and as previously amended by the First Amendment thereto, is hereby further amended as follows:

         1. Section 4.1 is amended by deleting the phrase "the Executive Vice President-Human Resources of Continental Casualty Company" and substituting the phrase "the senior officer of Continental Casualty Company responsible for human resources" in lieu thereof.

         2. Section 4.4(e) is amended to read as follows:

         "(e) No action at law or in equity shall be brought to recover benefits under this Plan until the claim and appeal rights herein provided have been exercised and the Plan benefits requested in such claim and appeal have been denied in whole or in part. After exhaustion of the Plan's claim procedures, any further legal action taken against the Plan or its fiduciaries by a claimant must be filed in a court of law no later than 120 days after the final adverse benefit determination of the Operations Committee (or other final appeals fiduciary) is communicated to the claimant or his or her legal representative, notwithstanding any other statute of limitations. In the event a claimant wishes to bring a legal action against the Plan or one of its fiduciaries, such legal action shall be governed by the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), as interpreted by the Seventh Circuit Court of Appeals and the District Courts in the Seventh Circuit, and the procedural and substantive laws of the State of Illinois, to the extent such laws are not preempted by ERISA, notwithstanding any conflict of laws principles."

         3. This amendment shall be effective upon the date of adoption, and in the case of the amendment made by paragraph 2 shall apply to all claims pending on such date. Except as otherwise provided herein, the Plan shall remain in full force and effect.
         IN WITNESS WHEREOF, this Amendment has been executed on behalf of CNA Financial Corporation pursuant to the authority reserved under Section 5.1 of the Plan, this 23rd day of March, 2004.


                            CNA FINANCIAL CORPORATION


                            By:/s/ Lori S. Komstadius
                               ------------------------------
                                   Lori S. Komstadius,
                                   Senior Vice President-Human Resources
                                   of Continental Casualty Company, pursuant
                                   to authority delegated by the Board of
                                   Directors of CNA Financial Corporation